FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 22, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Mid-Year 2007 Operations Update:

Record Production, Successful Exploration, New Acreage

Salt Lake City, August 22, 2007, – FX Energy, Inc. (NASDAQ: FXEN) today provided an operations update on its oil and gas operations for the first half of 2007. The Company also provided a view of its major upcoming projects. Though the Company maintains a small presence in the U.S., most of the Company’s projects are in Poland. There the Company holds a 100% interest in over 3.1 million acres, and partners with the Polish Oil and Gas Company in an additional 1.1 million acres.

New Wells in Poland Lead to Record Production and Revenues

FX Energy’s production for the second quarter of 2007 was 593 million cubic feet equivalent (“Mmcfe”), an average of 6.5 Mmcfe per day. This is nearly triple the production rate for the second quarter of 2006 and a record for the Company. Production for the first half of 2007 was 1,193 Mmcfe, more than triple the amount for the first half of 2006 and also a record for the Company. These production records also led to record revenues for the second quarter and first half of $4.5 and $8.7 million, respectively. (For full financial results, please see the Company’s press release of Aug. 8, 2007.) Some 75% of the Company’s production during the first half came from its operations in Poland. The driving force behind these production increases has been two new wells in Poland. FX Energy holds 24.5% and 82% working interest, respectively, in the Zaniemysl and Wilga wells, which started producing in the fourth quarter of 2006. The Company has three more wells, all located in its core area in western Poland and all 49%-owned, that have been completed as new discoveries. They will be added to the Company’s production base following permitting and construction of production facilities.

Fences Concession: Existing Rotliegend Development and New Exploration for 2007/2008

During the first half of 2007, the Company continued to focus on the natural gas-bearing Rotliegend sands in the core area of its Fences concession in western Poland. This concession covers approximately 0.85 million acres. Building on two previous gas discoveries, Zaniemysl-3 and Sroda-4, the Company made two more new gas discoveries this year: Winna Gora in the first quarter of 2007 and Roszkow in the second quarter. These discoveries bring the Company’s success rate in its core area to 80%.

The Company’s first discovery in its core area, Zaniemysl-3, currently produces 10 Mmcf/d (gross); the Company holds 24.5% interest in the well. The Company now has three additional 49%-owned wells to bring on line in the core area. Two of these wells, Sroda-4 and Roszkow, could come on line late 2008, and are anticipated to begin production at rates of 5 Mmcf/d (gross) and 10 Mmcf/d (gross), respectively. The Winna Gora well is capable of another 4 Mmcf/d (gross), though the Company is considering a horizontal leg to generate higher production rates. Together these new wells could increase the Company’s net production from the core area by approximately 800%.

Zbigniew Tatys, FX Energy Country Manager, remarked, “With these continuing successes and a lot more potential to develop, we intend to devote even more time and funds to our core area in the Fences concession. We hope that our intensified exploration efforts will lead to additional discoveries and production over the next several years.”

In the first half of 2007 the Company completed field work on a 3-D seismic grid of 136 square kilometers in the Fences core area. Processed data will be available in the third quarter this year for interpretation and drillsite selection. The Company plans a second 3-D grid of similar size, with field work scheduled to be completed in the second half of 2007. The area covered by these 3-D grids includes the Sroda-4 and Winna Gora discoveries. This should provide superior scientific correlation between the new seismic data and actual downhole well results. The new 3-D seismic also could provide support for additional oil and gas reserves determinations.

When the 3-D seismic is available, the Company plans to focus its drilling efforts on this area through 2008 and 2009. The drilling program in the 3-D area is anticipated to start about year-end 2007 with two rigs initially. Each rig is capable of drilling one well every four months. Details of the drilling program will be set in the 4th quarter of 2007 after thorough analysis of the 3-D seismic data.

Fences Concession: New Main Dolomite Reef Exploration

Over the past year the FX Energy technical team has been working on possible Main Dolomite reefs, or “Ca2 targets”, in the northeast corner of the Fences concession. This is a different horizon than the Rotliegend sands in the core area, but is analogous to Main Dolomite discoveries elsewhere in Poland. The Company acquired 2-D seismic last year, providing further support for the project. The Company is now preparing a test well, Grundy, to begin drilling later this year. The Grundy well has a much higher risk profile than the structural targets in the core area. However, the well is expected to make an important contribution to the Company’s understanding of the reef play in the Fences concession and in its new Northwest concession. If productive, Ca2 wells have potential for both oil and gas. There are up to six additional reef targets identified on 2-D seismic in the northeast corner of the Fences concession, where FX Energy holds 49% interest.

Northwest Concession: New Seismic to Be Acquired, Drilling Targets to Be Identified

Late last year, the Company announced it acquired 100% interest in a new concession in northwestern Poland. The Northwest concession is largely unexplored, with only three wells drilled to target depths. The concession covers 1.6 million acres directly north of the BMB and MLG oil and gas fields. These Main Dolomite reef fields, owned and operated by the Polish Oil and Gas Company, hold an estimated 125 million barrels of oil and 500 billion cubic feet of gas (gross).

In the first half of 2007 the Company completed processing and interpretation of existing data in the Northwest Concession. Eight possible targets have been identified, including both Rotliegend structural targets and Main Dolomite reef targets. The Company plans a 2-D seismic program in 2007 of approximately 300 km to confirm the characteristics and potential of these targets. Seismic field work is expected to be completed before year end 2007.

Kutno Concession Acquired in Second Quarter

In April 2007, the Company announced it acquired 100% interest in the 248,000 acre Kutno concession in central Poland. It encompasses a deep (6,000 meters or 19,200 feet) Rotliegend structure believed to be the largest such undrilled structure onshore Europe. The structure has an estimated aerial extent of between 100 and 150 square kilometers (25,000 to 37,000 acres). The amplitude of the structure is interpreted to be at least 150 meters (480 feet). Analysis of the prospect to date suggests that the preserved porosity could range between 5% and 14%, giving a potential of gas in place of up to 19 trillion cubic feet.

The Company is now in early stage discussions with potential industry partners for drilling the Kutno structure.

Newly-Acquired Lublin Concession

In July 2007, the Company was awarded 100% interest in four new concession blocks totaling approximately 935,000 acres in east central Poland. These blocks are adjacent to the Company’s Block 255 concession, 82% Company owned, where the Wilga-2 well is producing both oil and gas. The Company applied for the four new blocks in late 2006 based on interpretation of existing data by the Company’s technical team. The five blocks, together designated the Lublin concession, are underexplored and have potential for Carboniferous oil and gas deposits. The Company currently is weighing the cost/benefit of further exploration work before seeking industry participation.

Commenting on the Company’s increased production and expanded acreage holdings, Mr. Tatys continued, “It is gratifying to see per-well and overall production volumes that are consistent with the expectations we have held for Poland. We expect to see real growth in 2008 and 2009 as we drill new reserves and bring more of our wells on line in our core area. We plan to continue our two-pronged approach in Poland. The core Fences area will continue to have our primary focus because it has existing production and the most potential for more new production in the next 18 months. However, we are also very pleased to have added strategic exploration blocks where we believe our current exploration work can find even more significant resources.”

About FX Energy

FX Energy is an independent oil and gas exploration and production Company. Through 2006, most of the Company’s production has been in the United States, primarily in Montana. However, the Company’s exploration activity is focused on Poland and production commenced from two successful exploration wells in late 2006. The Company has focused on Poland because it has provided attractive conventional oil and gas exploration and production opportunities. The Company holds a land position of 1.2 million gross acres surrounding and adjacent to its Wilga discovery and 3.0 million gross acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.